Exhibit 10.2

THIRD AMENDMENT TO

AMENDED AND RESTATED SENIOR SECURED DEBENTURE

This THIRD AMENDMENT TO AMENDED AND RESTATED SENIOR SECURED DEBENTURE (this “Amendment”) is made and entered into effective as of July 23, 2010 by and between Black Raven Energy, Inc. (formerly known as PRB Energy, Inc.), a Nevada corporation (“Parent”), and West Coast Opportunity Fund, LLC, a Delaware limited liability company (“WCOF”).

Recitals:

A.            Parent and WCOF are parties to that certain Amended and Restated Senior Secured Debenture dated February 2, 2009 in the original principal amount of $18,450,000 (as amended, the “Debenture”).

B.            On April 13, 2009, an Agreement Regarding New Equity Raise Under the Modified Second Amended Joint Plan of Reorganization (the “New Equity Raise”) was executed by and among the Parent, WCOF and the Official Committee of Unsecured Creditors Appointed by the Bankruptcy Court in the Company’s Bankruptcy Case, whereby certain provisions of the Debenture were amended, including the maturity date of the Debenture being extended to December 31, 2011.

C.            On October 1, 2009, Parent and WCOF entered into that certain Amendment of Amended and Restated Senior Secured Debenture, whereby $50,000 of accrued interest was added to the Principal balance of the Debenture, which increased the Principal balance of the Debenture to $18,500,000.

D.            On January 10, 2010, Parent and WCOF entered into that certain Second Amendment of Amended and Restated Senior Secured Debenture, whereby the maturity date of the Debenture was extended to June 30, 2013 subject to Parent raising at least $25 million in a new common equity offering by February 12, 2010.  Parent did not raise $25 million by February 12, 2010, therefore the maturity date of the Debenture was not extended.

E.             Certain Events of Default have occurred and are continuing on the date hereof resulting from Parent’s failure to pay Interest due and payable on the outstanding Principal of the Debenture for the period from January 1, 2010 to June 30, 2010 (collectively, the “Specified Defaults”).

F.             Parent desires to enter into a Farmout Agreement with Atlas Resources, LLC (“Atlas”) whereby Parent and Atlas agree to drill oil and gas wells in certain areas of Colorado and Nebraska (the “Farmout Agreement”).

G.            WCOF desires to waive the Specified Defaults and consent to the transactions contemplated by the Farmout Agreement as provided herein.  Parent and WCOF also desire to amend certain provisions of the Debenture as provided herein.

Agreement:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Waiver.  Effective as of the date hereof, WCOF hereby waives the Specified Defaults; provided that all accrued and unpaid Interest due and payable on the Debenture in connection with the Specified Defaults shall be added to the outstanding Principal balance of the Debenture.

2.             Consent.  Notwithstanding anything to the contrary set forth in the Debenture, WCOF hereby consents to the Farmout Agreement and all transactions, documents and agreements contemplated in connection therewith.

3.             Amendment of Debenture.

(a)           Deferral of Accrued Interest.  For the period from July 1, 2010 through December 31, 2011, Parent shall not be required to make any payments of Interest under the Debenture and all accrued and unpaid Interest for such period shall be added to the outstanding Principal balance of the Debenture.

(b)           Addition of Accrued Interest.           Effective as of the date hereof, the accrued and unpaid Interest as a result of the Specified Defaults (i) shall be added to the outstanding Principal balance of the Debenture, (ii) shall bear Interest from and after the date hereof at the same rate as the Principal, and (iii) shall be due and payable on the Maturity Date along with all other outstanding Principal and accrued and unpaid Interest under the Debenture.

(c)           Events of Default.  Notwithstanding anything to the contrary set forth in the Debenture, the events set forth in Section 3 of the Debenture, currently existing or occurring after the date hereof, shall not constitute an Event of Default unless and until WCOF shall have delivered written notice of default to Parent and such default shall continue for a period of thirty (30) days after written notice of such default is delivered to Parent from WCOF.  Effective as of the date hereof, Parent must notify WCOF of any known defaults under the Debenture, either currently existing or occurring after the date hereof; provided, however, failure of Parent to notify WCOF of known defaults shall not constitute an Event of Default.

4.             Release of Liens.

(a)           Simultaneous with the execution of the Farmout Agreement, WCOF hereby releases and discharges any and all liens and other security interests that WCOF has on the leases covering the Initial Drilling Units (as defined in the Farmout Agreement).

(b)           Simultaneous with the assignment of a lease covering a Drilling Unit (as defined in the Farmout Agreement) by Parent to Atlas in accordance with the Farmout

Agreement, WCOF hereby releases and discharges any and all liens and other security interests that WCOF has on the lease(s) covering such Drilling Unit.

(c)           Parent may prepare and file such amendments to UCC filings or other security documents as Parent may reasonably deem necessary or desirable in connection with the termination of the liens and other security interests described in this Section 4.

(d)           WCOF agrees to provide Parent with such other documents and executed items to evidence or complete the foregoing as Parent reasonably requests, at Parent’s expense.

5.             Miscellaneous.  Except as expressly modified by this Amendment, (a) no other term or provision of the Debenture shall be modified or amended, and (b) the Debenture shall remain in full force and effect in accordance with its original terms and is hereby ratified and confirmed by Parent and WCOF.  All capitalized terms used herein and not defined shall have the meaning assigned to them in the Debenture.  This Amendment may be executed in one or more counterparts, each of which may be delivered by facsimile or other electronic transmission and shall be deemed an original, all of which together shall constitute one and the same instrument.  This Amendment will be governed by and construed under the laws of the State of Colorado, without giving effect to conflicts of laws principles.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

WCOF:		Parent:

West Coast Opportunity Fund, LLC		Black Raven Energy, Inc.

By:	/s/ Atticus Lowe	By:	/s/ William F. Hayworth
Name: Atticus Lowe		Name: William F. Hayworth
Title: Chief Investment Officer of Managing Member		Title: President